Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF THAT JURISDICTION

This announcement does not constitute an announcement of a firm intention to make an offer under Rule 2.5 of the Takeover Code

7 September 2009

KRAFT FOODS INC. PROPOSES COMBINATION WITH CADBURY PLC, BUILDING

ON A GLOBAL POWERHOUSE IN SNACKS, CONFECTIONERY AND QUICK

MEALS

Kraft Foods Inc. (“Kraft Foods”) today announces that it has made a proposal to the Board of Cadbury plc (“Cadbury”) to combine the two companies. The Board of Cadbury has rejected this proposal. Kraft Foods is committed to working toward a recommended transaction and to maintaining a constructive dialogue and is announcing this proposal as a means to encourage and further that process. Included in Appendix I are two letters to the Chairman of Cadbury which set out the strong strategic rationale for the proposed combination and the attractive premium and compelling value proposition for Cadbury’s shareholders.

Kraft Foods is proposing an offer for Cadbury (the “Possible Offer”) of 300 pence in cash and 0.2589 new Kraft Foods shares per Cadbury share. This values each Cadbury share at 745 pence (based on the closing price of $28.10 for a Kraft Foods share on 4 September 2009 and an exchange rate of 1.6346 $/£) and values the entire issued share capital of Cadbury at £10.2 billion. The combination would build on Kraft Foods’ position as a global powerhouse in snacks, confectionery and quick meals with a rich portfolio of iconic brands.

The Possible Offer represents a premium of:

•	42% over Cadbury’s share price of 524 pence on 3 July 2009, prior to recent analyst suggestions regarding potential sector consolidation;

•	34% over Cadbury’s 90-day average share price of 555 pence in the period up to 4 September 2009, the last business day preceding this announcement; and

•	31% over Cadbury’s closing share price of 568 pence on 4 September 2009, the last business day preceding this announcement.

Kraft Foods would also offer a mix and match facility under which Cadbury shareholders could elect, subject to availability, to vary the proportions in which they would receive cash and new Kraft Foods shares. Kraft Foods reserves the right to change the terms of the Possible Offer and the consideration mix in the future as explained in the Important Notice below. Financing would be on the basis that Kraft Foods would maintain an investment-grade credit rating.

Kraft Foods believes that the strategic and financial rationale for the transaction is compelling. The transaction would create:

•	a company with approximately $50 billion in revenues;

•	a global powerhouse in snacks, confectionery and quick meals, with an exceptional portfolio of leading brands around the world;

•	a geographically diversified combined business, with leading positions and significant scale in key developing markets including India, Mexico, Brazil, China and Russia;

•	a strong presence in instant consumption channels in both developed and developing markets, expanding the reach and margin potential of the combined business;* and

•

the potential for meaningful revenue synergies over time from investments in distribution, marketing and product development. In addition, there is a significant opportunity to realise pre-tax cost savings of at least $625 million annually. This is expected to be achieved through increased operational efficiencies over and above the current performance improvement programmes at Kraft Foods and Cadbury (including Cadbury’s Vision Into Action (“VIA”) programme). Kraft Foods expects that it will achieve the run-rate on these cost savings by the end of the third year following completion. Total one-off implementation cash costs of approximately $1.2 billion would be incurred in the first three years following completion.**

Kraft Foods has a proven track record of successfully completing and integrating strategic combinations to build iconic brands and multi-national businesses, including the acquisitions of LU in 2007 and Nabisco in 2000.

In addition, Kraft Foods expects that the combination would enhance its growth and margin profile, and be accretive to earnings in the second year following completion on a cash basis

(which excludes the one-time expenses related to the transaction and the impact of non-cash items such as the amortisation of intangibles after acquisition).* Should the combination with Cadbury be completed, Kraft Foods would expect to revise its long-term growth targets to 5+% for revenue and 9-11% for earnings per share, from its previously announced 4+% and 7-9% respectively.*

Commenting on the proposed transaction, Irene B. Rosenfeld, Chairman and CEO of Kraft Foods, said:

“This proposed combination is about growth. We are eager to build upon Cadbury’s iconic brands and strong British heritage through increased investment and innovation. We have great respect and admiration for Cadbury, its employees, its leadership and its proud heritage. As we have done, Cadbury has built wonderful brands by focusing on quality, innovation and marketing, but we believe the next stage in Cadbury’s development will be challenging, given the increased importance of scale in the industry. Cadbury’s brands, which are highly complementary to our portfolio, would benefit from Kraft Foods’ global scope and scale and array of proprietary technologies and processes.

“Our extensive combined global business network would create opportunities for talented Cadbury employees and managers across all areas of the combined enterprise. We would augment Kraft Foods’ and Cadbury’s world-class capabilities by employing a ‘best of both’ focus, from sales and marketing to distribution and manufacturing.

“Our current plans contemplate that the UK would be a net beneficiary in terms of jobs. For example, we believe we would be in a position to continue to operate the Somerdale facility, which is currently planned to be closed, and to invest in Bournville, thereby preserving UK manufacturing jobs.

“We have taken note of Cadbury’s recent performance and the ongoing implementation of its VIA programme. We believe that Cadbury’s share price already reflects its prospects as a standalone entity and the benefits of VIA. Our proposal therefore not only takes into account these factors, but also provides a compelling premium and, we believe, significantly more value for Cadbury shareholders than Cadbury could create independently.

“We hope to engage with the Board of Cadbury on a constructive basis with the goal of consummating a recommended transaction.”

Further information on Kraft Foods

Kraft Foods (NYSE: KFT, www.kraftfoodscompany.com) is the world’s second largest food company with annual revenues of $42 billion. For many years, Kraft Foods has been growing and developing well-loved brands, including: Terry’s, Milka, Côte d’Or and Toblerone chocolates; Oreo, Ritz and LU biscuits; Kenco, Maxwell House, Carte Noire and Jacobs coffees; and Dairylea and Philadelphia cheeses. Headquartered in Northfield, Illinois, USA, Kraft Foods employs approximately 100,000 people worldwide.

For further information on Kraft Foods, please go to www.transactioninfo.com/kraftfoods

Important notice

The Possible Offer is subject to the following pre-conditions:

(i)	Kraft Foods being granted access to conduct and complete satisfactory, limited, confirmatory due diligence;

(ii)	Kraft Foods obtaining satisfactory financing; and

(iii)	the unanimous recommendation of the Board of Cadbury.

Kraft Foods reserves the right to:

(i)	make an offer at any time at a value below the equivalent of 300 pence in cash and 0.2589 of new Kraft Foods shares per Cadbury share (taking the value of a Kraft Foods share and the exchange rate at the date of announcement of a firm intention to make an offer) with the agreement and recommendation of the Board of Cadbury or in the event that any Cadbury dividend is declared, made or paid (other than the announced interim dividend of 5.7 pence due to be paid by Cadbury on 16 October 2009);

(ii)	vary the form and/or mix of consideration of the Possible Offer as set out above; and/or

(iii)	waive any or all of the pre-conditions to the making of an offer referred to above.

Lazard is acting as lead financial adviser to Kraft Foods. Centerview Partners, Citigroup and Deutsche Bank are also acting as financial advisers. Citigroup and Deutsche Bank are acting as corporate brokers to Kraft Foods.

This announcement does not constitute an announcement of a firm intention to make an offer under Rule 2.5 of the Takeover Code and, accordingly, shareholders are advised that there can be no certainty that any offer to acquire Cadbury shares will be made even if the pre-conditions are satisfied.

* Nothing in this announcement is intended to be a profit forecast and the statements in this announcement should not be interpreted to mean that the earnings per Kraft Foods share for the current or future financial periods will necessarily be greater than those for the relevant preceding financial period.

** There are several material assumptions underlying the cost savings estimate which might therefore be materially greater or less than that estimated. This estimate of cost savings has been reported on under the Takeover Code by Ernst & Young LLP and by Lazard & Co., Limited. Copies of their letters are included in parts (a) and (b) respectively of Appendix III. The estimate of cost savings should be read in conjunction with Appendix II, which contains, among other information, certain key assumptions underlying the estimate.

Enquiries:

Kraft Foods
Perry Yeatman	(Media)	+1 847 646 4538
Chris Jakubik	(Investors)	+1 847 646 5494

Lazard (Lead Financial Adviser)
Bruce Wasserstein		+1 212 632 1892
William Rucker		+44 20 7187 2000
Peter Kiernan		+44 20 7187 2000

Citigroup (Corporate Broking)
David James		+44 20 7986 4000

Deutsche Bank (Corporate Broking)
James Agnew		+44 20 7545 8000

Brunswick Group (Public Relations)
Richard Jacques		+44 20 7404 5959
Jonathan Glass		+44 20 7404 5959

Financial Advisers:

Centerview Partners

Robert Pruzan

Citigroup

Leon Kalvaria

Deutsche Bank

Nigel Meek

Conference call information

Kraft Foods will be conducting conference calls / webcasts for investors and analysts to discuss its proposed combination with Cadbury.

There will be a conference call / webcast today at 8 a.m. BST for European investors and analysts and a conference call at 8 a.m. EDT / 7 a.m. CDT on 8 September 2009 for U.S. investors and analysts. Chairman and Chief Executive Officer Irene B. Rosenfeld will be presenting on both calls.

Both conference calls and the accompanying slides will be available to all interested parties via webcast. To access the webcasts, please visit Kraft Foods’ website, www.kraftfoodscompany.com. A replay of each conference call will also be available approximately two hours following the conclusion of the call.

Details for conference call at 8 a.m. BST on 7 September 2009

Dial-in number UK:	0845 401 9097

Dial-in number international:	+44 203 003 2666

Replay dial-in number:	+44 208 196 1998 followed by code #7318330

Details for conference call at 8 a.m. EDT/ 7 a.m. CDT on 8 September 2009

Dial-in number U.S.:	+1 888 874 9470

Dial-in number international:	+1 973 935 8772

Replay dial-in number U.S.:	+1 800 642 1687

Replay dial-in number international:	+1 706 645 9291

Conference code for all calls:	#29108340

Rule 2.10 disclosure

Kraft Foods announces, in accordance with Rule 2.10 of the UK City Code on Takeovers and Mergers (the “Takeover Code”), that at the close of business on 4 September 2009, Kraft Foods had the following relevant securities (within the meaning of the Takeover Code) in issue:

1,475,768,518 shares (excluding shares held in Treasury). The ISIN reference number for these securities is US50075N1046.

Further information

This announcement will be available on Kraft Foods’ website (www.kraftfoodscompany.com) by no later than 12 noon (London time) on 8 September 2009.

Lazard & Co., Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting as financial adviser to Kraft Foods and no one else in connection with the contents of this announcement and the Possible Offer and will not be responsible to any person other than Kraft Foods for providing the protections afforded to clients of Lazard & Co., Limited, nor for providing advice in relation to the Possible Offer or any matters referred to herein.

Centerview Partners LLC, whose United Kingdom business is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting as financial adviser to Kraft Foods and no one else in connection with the contents of this announcement and the Possible Offer and will not be responsible to any person other than Kraft Foods for providing the protections afforded to clients of Centerview Partners LLC, nor for providing advice in relation to the Possible Offer or any matters referred to herein.

Citigroup Global Markets Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting as financial adviser and corporate broker to Kraft Foods and no one else in connection with the contents of this announcement and the Possible Offer and will not be responsible to any person other than Kraft Foods for providing the protections afforded to clients of Citigroup Global Markets Limited, nor for providing advice in relation to the Possible Offer or any matters referred to herein.

Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin - Federal Financial Supervisory Authority) and authorised and subject to limited regulation by the Financial Services Authority. Details about the extent of Deutsche Bank AG’s authorisation and regulation by the Financial Services Authority are available on request. Deutsche Bank AG, acting through Deutsche Bank Securities Inc., is acting as financial adviser and corporate broker to Kraft Foods and no one else in connection with the Possible Offer and will not be responsible to anyone other than Kraft Foods for providing the protections afforded to the clients of Deutsche Bank AG or the clients of Deutsche Bank Securities Inc. nor for providing advice in relation to the Possible Offer or any other matter referred to herein.

This announcement is not intended to, and does not, constitute or form part of any offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to this announcement or otherwise. Any offer will be made solely by certain offer documentation which will contain the full terms and conditions of any offer, including details of how it may be accepted.

This announcement has been prepared in accordance with English law and the Takeover Code and information disclosed may not be the same as that which would have been prepared in accordance with the laws of jurisdictions outside England.

The distribution of this announcement in jurisdictions other than the United Kingdom and the availability of the Possible Offer to shareholders of Cadbury who are not resident in the United Kingdom may be affected by the laws of relevant jurisdictions. Therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom or shareholders of Cadbury who are not resident in the United Kingdom will need to inform themselves about, and observe, any applicable requirements.

It is Kraft Foods’ preference to implement any offer by means of a scheme of arrangement but Kraft Foods reserves the right to change this to a general offer.

Forward-looking statements

This announcement contains forward-looking statements regarding Kraft Foods’ Possible Offer to combine with Cadbury, expected future earnings, revenues, cost savings, operations, business trends and other such items, based on Kraft Foods’ plans, estimates and projections. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors, include, but are not limited to, the possibility that the Possible Offer will not be pursued, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the combination, adverse effects on the market price of Kraft Foods’ common stock and on Kraft Foods’ operating results because of a failure to complete the combination, failure to realise the expected benefits of the combination, negative effects of announcement or consummation of the combination on the market price of Kraft Foods’ common stock, significant transaction costs and/or unknown liabilities and general economic and business conditions that affect the combined companies following the combination. For additional information on these and other factors that could affect Kraft Foods’ forward-looking statements, see Kraft Foods’ filings with the U.S. Securities and Exchange Commission (the “SEC”), including Kraft Foods’ most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Kraft Foods disclaims and does not undertake any obligation to update or revise any forward-looking statement in this announcement except as required by applicable law or regulation.

Additional U.S.-related information

This announcement is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Cadbury or Kraft Foods. Subject to future developments, Kraft Foods may file a registration statement and/or tender offer documents with the SEC in connection with the proposed combination. Cadbury shareholders should read those filings, and any other filings made by Kraft Foods with the SEC in connection with the combination, as they will contain important information. Those documents, if and when filed, as well as Kraft Foods’ other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov and at Kraft Foods’ website at www.kraftfoodscompany.com.

Dealing disclosure requirements

Under the provisions of Rule 8.3 of the Takeover Code, if any person is, or becomes, “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of Kraft Foods or of Cadbury, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 pm (London time) on the London business day following the date of the relevant transaction. This requirement will continue until the date on which the offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Kraft Foods or of Cadbury, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the Takeover Code, all “dealings” in “relevant securities” of Kraft Foods or of Cadbury by Kraft Foods or Cadbury, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the London business day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Takeover Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Takeover Code, which can also be found on the Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Takeover Panel.

APPENDIX I: LETTERS TO CADBURY

Irene B. Rosenfeld

Chairman & Chief Executive Officer

28 August 2009

Mr. R. Carr

Cadbury plc

Cadbury House

Sanderson Road

Uxbridge

UB8 1DH

Dear Roger,

I very much enjoyed meeting you this morning. As I explained, we believe that the combination of our companies would provide a compelling value proposition for both our shareholders. As analysts and industry observers have long speculated, our two great companies are highly complementary and a combination makes a great deal of strategic and financial sense. We believe that now is the time to pursue a transaction as a result of the significant opportunities available to both of us. We look forward to engaging in constructive, friendly discussions and working toward a positive outcome on a recommended basis.

We have great respect and admiration for Cadbury plc (“Cadbury”), its employees, its leadership and its proud heritage. We have also taken note of your recent performance and the successful ongoing implementation of your Vision Into Action programme. However, we believe that Cadbury’s prospects, ability to fully realise operational efficiencies and capacity to invest are necessarily constrained given its limited scale and scope relative to larger global competitors. We see few catalysts for sustained future value creation for Cadbury as a standalone entity. In contrast, we have concluded that we can strengthen both our companies by bringing them together, enhancing our worldwide scale and scope, and capitalising on significant opportunities to build a global leader in the food and snacking industry for the benefit of all of our respective stakeholders. In so doing, we are eager to build upon the success of your iconic brands and strong British heritage through increased investment and innovation.

Accordingly, I am writing to set out the details of a possible offer to combine Cadbury and Kraft Foods Inc. (“Kraft Foods”) (a “Possible Offer”), as approved by the Board of Directors of Kraft Foods. Subject to the pre-conditions set out below, Kraft Foods is prepared to offer 300 pence in cash and 0.2589 new Kraft Foods shares per Cadbury share, which values each Cadbury share at 755 pence (based on yesterday’s closing price of $28.42 for a Kraft Foods share and an exchange rate of 1.617 $/£). This price represents an attractive premium to any measure of the standalone value of Cadbury and fully reflects your recent performance and prospects. Specifically, this price represents a premium of:

•	44% over Cadbury’s share price of 524 pence on 3 July 2009, prior to recent analyst suggestions regarding potential sector consolidation;

•	37% over Cadbury’s 90-day average share price of 553 pence in the period up to 27 August 2009, the last business day preceding this letter; and

•	31% over Cadbury’s share price of 578 pence at close yesterday.

We would also point out that this price is beyond any price at which Cadbury’s shares have traded since the demerger.

The Possible Offer would provide your shareholders with both value certainty and the opportunity to enjoy the significant value upside in the combined entity’s attractive growth prospects and considerable synergies. Kraft Foods would also offer a mix and match facility under which Cadbury shareholders could elect, subject to availability, to vary the proportions in which they would receive cash and new Kraft Foods shares.

I believe that the strategic and financial rationale for this transaction is compelling. The transaction would create:

•	a company with approximately $50 billion in revenues, with leading shares in snacking and an exceptional portfolio of confectionery and biscuit brands around the world;

•	a geographically diversified combined business, with leading positions and significant scale in key developing markets including India, Mexico, Brazil, China and Russia;

•	a strong presence in instant consumption channels in both developed and developing markets, expanding the reach and margin potential of the combined business; and

•

the potential for meaningful revenue synergies over time from investments in distribution, marketing and product development, as well as a significant opportunity to realise pre-tax cost savings of at least $625 million annually through increased operational efficiencies[1].

Kraft Foods has a proven track record of successfully completing and integrating strategic combinations to build iconic brands and multi-national businesses, including the acquisitions of LU in 2007 and Nabisco in 2000.

A combination with Cadbury is consistent with Kraft Foods’ stated strategic objective to build a high-performing global company by reframing our categories, capitalising on our established sales capabilities and driving down costs without compromising our commitment to high quality. Over the past three years, we have successfully positioned Kraft Foods for sustainable, profitable growth. A combination with Cadbury would mark a logical next step in our transformation as we shape the company into a more global, higher-growth and higher-margin entity.

Together, we would draw on the collective strengths of our two organisations and create a stronger, more competitive global company for the benefit of all stakeholders. We believe that the growth prospects and global scope of the enlarged entity should lead to increased

[1]

The following statement has been included for clarification purposes but was not included in the original letter to Cadbury dated 28 August 2009: “There are several material assumptions underlying the cost savings estimate which might therefore be materially greater or less than that estimated. For further details see Appendix II and the letters from Ernst and Young LLP and Lazard & Co., Limited in Appendix III.”

opportunities for talented employees and managers of both companies. In addition, we confirm that the existing contractual employment rights, including pension rights, of all employees of Cadbury would be fully safeguarded.

The consideration required for the Possible Offer would be provided from a combination of Kraft Foods’ existing funds, new debt and the issuance of equity. Financing would be on the basis that Kraft Foods would maintain an investment-grade credit rating. The significant cash flow of the enlarged entity following a combination would allow for rapid debt paydown and the continued funding of growth initiatives.

We, together with our legal advisers, have undertaken an analysis in relation to anti-trust matters. The complementary nature of our two businesses means that any antitrust concerns will be few, and limited in scope: we are confident that any issues can be appropriately addressed within the envisaged implementation timeframe. In this regard, we would suggest that our respective legal advisers meet at your earliest convenience, in order for our advisers to explain their analysis, and for next steps to be identified.

We believe it is in all parties’ interests to progress this transaction as swiftly as possible. Our senior management and advisers have already completed extensive analysis and due diligence based on publicly available information. Accordingly, our due diligence requirements are limited, confirmatory in nature and capable of being addressed within a compressed timeframe. Lazard is acting as our lead financial adviser. We have also retained Centerview Partners, Citigroup and Deutsche Bank as financial advisers. Our legal advisers are Clifford Chance; Cravath, Swaine & Moore; Gibson, Dunn & Crutcher; and Arnold & Porter.

It is Kraft Foods’ preference to implement any offer by means of a scheme of arrangement but we reserve the right to change this to a general offer. Any offer, if made, would be subject to the terms and conditions usually attaching to a scheme of arrangement, or offer, involving a UK public company.

The making of any offer would be subject to the following pre-conditions:

•	satisfactory completion of a limited due diligence review by Kraft Foods, including access to Cadbury’s internal plan and projections;

•	Kraft Foods obtaining satisfactory financing; and

•	a unanimous recommendation by the directors of Cadbury to vote in favour of the scheme, or if relevant, to accept the offer.

For the avoidance of doubt, this letter should not be construed in any regard as constituting an offer or evincing an intention to make an offer or inviting an offer or imposing an obligation to make an offer for Cadbury and any of its securities or otherwise giving rise to legal relations (save for the obligation to keep its terms confidential) and, in particular, does not constitute a firm intention to make an offer for the purposes of Rule 2.5 of The City Code on Takeovers and Mergers. This proposal is made on a strictly private and confidential basis. This letter shall be governed by and construed in accordance with English law.

We trust that our proposal makes clear our level of seriousness and enthusiasm for pursuing this opportunity. We are willing to commit substantial time and financial resources to do so. This matter has the highest priority for Kraft Foods and we are keen to have our advisers and executive team engage with yours so that we can progress this proposal in an expeditious manner.

Per our conversation, I look forward to hearing from you shortly.

Yours sincerely,

Irene B. Rosenfeld

Irene B. Rosenfeld

Chairman & Chief Executive Officer

7 September 2009

Mr. R. Carr

Cadbury plc

Cadbury House

Sanderson Road

Uxbridge

UB8 1DH

Dear Roger,

Thank you for your letter in response to our discussion on 28 August and the letter I sent to you as a follow-up outlining our possible offer (a “Possible Offer”) for Cadbury plc (“Cadbury”). I have given careful consideration to your response.

Although I am disappointed that you rejected unequivocally our proposal, I remain committed to working toward a recommended offer and to maintaining a constructive dialogue. We are therefore disclosing publicly our Possible Offer as a means to encourage and further that process.

I continue to believe strongly in the strategic rationale for combining our two companies and that our Possible Offer represents an attractive premium and a compelling value proposition for your shareholders.

As I outlined during our meeting, I believe we can strengthen both of our companies by bringing them together, enhancing their worldwide scale and scope, and capitalising on significant opportunities, building on the position of Kraft Foods Inc. (“Kraft Foods”) as a global powerhouse in snacks, confectionery and quick meals for the benefit of all of our respective stakeholders.

We understand the great sense of pride that you and your team have for Cadbury and its brands. We also have a long history of respecting and building iconic brands like Oreo, LU, Milka, Toblerone, Kenco, Philadelphia and Dairylea to name just a few. Kraft Foods is committed to building upon Cadbury’s success and strong British heritage through increased investment and innovation.

Our extensive combined global business network would create opportunities for talented Cadbury employees and managers across all areas of the combined enterprise. We would augment Kraft Foods’ and Cadbury’s world-class capabilities by employing a “best of both” focus, from sales and marketing to distribution and manufacturing. For example, we believe we would be in a position to continue to operate the Somerdale facility, which is currently planned to be closed, and invest in Bournville, thereby preserving UK manufacturing jobs.

I also want to reiterate that our Possible Offer represents a compelling value proposition for your shareholders. Given the proposed consideration mix of cash and shares, they would enjoy both value certainty and significant potential upside in the combined entity’s attractive growth prospects and meaningful synergies. As we discussed, and as I noted in my previous letter to you, we commend you on your successful ongoing implementation of Vision Into Action (“VIA”). I believe Cadbury’s share price already reflects its prospects as a standalone entity and the benefits of VIA. Our Possible Offer therefore not only takes into account these factors, but also provides a significant premium and, I believe, significantly more value for your shareholders than Cadbury could create independently.

Together, we can draw on the collective strengths of our two organisations to create a stronger, more competitive global company for the benefit of all our stakeholders. I would ask you to reconsider your rejection of our Possible Offer and would welcome a constructive dialogue.

Yours sincerely,

Irene B. Rosenfeld

For the avoidance of doubt, this letter should not be construed in any regard as constituting an offer or evincing an intention to make an offer or inviting an offer or imposing an obligation to make an offer for Cadbury and any of its securities or otherwise giving rise to legal relations and, in particular, does not constitute a firm intention to make an offer for the purposes of Rule 2.5 of The City Code on Takeovers and Mergers. This letter shall be governed by and construed in accordance with English law.

APPENDIX II: SOURCES AND BASES

(a)	Unless otherwise stated, financial and other information concerning Cadbury and Kraft Foods has been extracted from published sources or from Kraft Foods’ management sources.

(b)	The Kraft Foods and Cadbury market position information contained in this announcement has been sourced from Euromonitor IMIS 2008 Value Shares and Euromonitor IMIS 2008 Value Share/Positions reports or has been extracted from Kraft Foods’ internal analysis based on Reuters reports, peer company annual reports and other public filings.

(c)	The value attributed to Cadbury’s issued share capital is based upon 1,366,571,088 Cadbury shares in issue as announced by Cadbury on 28 August 2009 pursuant to the FSA’s Disclosure and Transparency Rules.

(d)	The stated share prices of Cadbury are based on the closing middle-market price provided by the London Stock Exchange.

(e)	Information in relation to the average price per Cadbury share over the 90-day period ended 4 September 2009 is for the period from 8 June 2009 up to and including 4 September 2009 (only trading days are included in the average).

(f)	The stated exchange rate of $1.6346 : £1 is the closing US dollar / sterling rate quoted by WM / Reuters on 4 September 2009, the last business day preceding this announcement.

(g)	The share price of Kraft Foods is based on the closing price provided by the New York Stock Exchange on 4 September 2009, the last business day preceding this announcement.

(h)	The expected sources of the stated expected annual pre-tax cost savings of at least $625 million are:

(i)	potential operational cost savings of $300 million per annum resulting from efficiencies and economies of scale in the areas of procurement, manufacturing, customer service, logistics and research and development;

(ii)	potential general and administrative cost savings of $200 million resulting from efficiencies in the areas of central, regional and country level administrative expenses; and

(iii)	potential marketing and selling cost savings of $125 million resulting from efficiencies and economies of scale in the areas of marketing, media and selling expenses.

(i)	When evaluating the cost savings the Board of Kraft Foods has assumed the following:

(i)	that Kraft Foods will acquire 100% of the shares in Cadbury following completion, without undue delay;

(ii)	that there will be no material unanticipated impact on the combined group arising from any decisions made by competition authorities;

(iii)	that there will be no material change to the market dynamics affecting Kraft Foods and/or Cadbury following completion; and

(iv)	that there will be no material change to exchange rates following completion.

(j)	In establishing the estimate of cost savings, the Board of Kraft Foods has assumed that Cadbury’s operations, processes and procedures are comparable to those of Kraft Foods’ own related operations, except where publicly available information clearly indicates otherwise. Kraft Foods’ management, aided by its previous integration experience and through an understanding of Cadbury’s cost structure based on their own market intelligence and experience, has determined the source and scale of realisable cost savings. The cost savings and the one-off implementation cash costs of achieving the cost savings are incremental to Kraft Foods’ and, to the best of the Directors and Executive Officers of Kraft Foods’ knowledge, Cadbury’s existing plans. In addition to information from Kraft Foods’ management, the sources of information that Kraft Foods has used to arrive at the estimate of cost savings include:

(i)	Cadbury’s annual report and accounts;

(ii)	Cadbury’s presentations to analysts;

(iii)	Cadbury’s website;

(iv)	analysts’ research;

(v)	other public information;

(vi)	Kraft Foods’ knowledge of the industry and of Cadbury; and

(vii)	Kraft Foods’ experience of cost savings from previous transactions, in particular, LU and Nabisco.

(k)	The Board of Kraft Foods has not had discussions with Cadbury’s management to confirm the reasonableness of the Board of Kraft Foods’ assumptions set out above supporting the estimate of cost savings. Therefore, there remains an inherent risk in this forward-looking estimate.

APPENDIX III: REPORTS ON ESTIMATED MERGER BENEFITS

(a)	From Ernst & Young LLP

Ernst & Young LLP 1 More London Place London SE1 2AF
Tel: 020 7951 2000 Fax: 020 7951 1345 www.ey.com/uk

The Directors and Executive Officers, Kraft Foods Inc. Three Lakes Drive Northfield Illinois 60093 United States of America Lazard & Co., Limited 50 Stratton Street London W1J 8LL	7 September 2009

KRAFT FOODS INC. (“KRAFT FOODS”)’S PROPOSAL TO CADBURY PLC (“CADBURY”)

Dear Sirs

We refer to the statements (the “Statements”) Kraft Foods set out on page 2 and in Appendix II, clause (h) of the announcement dated 7 September 2009 (the “Announcement”), to the effect that:

“The transaction would create… a significant opportunity to realise pre-tax cost savings of at least $625 million annually. This is expected to be achieved through increased operational efficiencies over and above the current performance improvement programmes at Kraft Foods and Cadbury (including Cadbury’s Vision Into Action (“VIA”) programme). Kraft Foods expects that it will achieve the run-rate on these cost savings by the end of the third year following completion. Total one-off implementation cash costs of approximately $1.2 billion would be incurred in the first three years following completion”; and

“The expected sources of the stated expected annual pre-tax cost savings of at least $625 million are:

(i)	potential operational cost savings of $300 million per annum resulting from efficiencies and economies of scale in the areas of procurement, manufacturing, customer service, logistics and research and development;

(ii)	potential general and administrative cost savings of $200 million resulting from efficiencies in the areas of central, regional and country level administrative expenses; and

(iii)	potential marketing and selling cost savings of $125 million resulting from efficiencies and economies of scale in the areas of marketing, media and selling expenses.”

The Statements have been made in the context of disclosures in Appendix II of the Announcement setting out the basis of the belief of the Directors and Executive Officers of Kraft Foods (the “Directors”) supporting the Statements and their analysis and explanation of the underlying constituent elements.

This letter is required by Note 8(b) of Rule 19.1 of the City Code on Takeovers and Mergers (the “Takeover Code”) and is given for the purpose of complying with that requirement and for no other purpose.

Responsibility

The Directors are responsible for making the Statements in accordance with Rule 19.1 of the Takeover Code. It is our responsibility and that of Lazard & Co., Limited (“Lazard”) to form our respective opinions, as required by Note 8(b) to Rule 19.1 of the Takeover Code, as to whether the Statements have been made by the Directors with due care and consideration.

Our work in connection with the Statements has been undertaken solely for the purposes of reporting under Note 8(b) to Rule 19.1 of the Takeover Code to the Directors and to Lazard. We accept no responsibility to any other parties other than to those persons to whom this report is expressly addressed in respect of, arising out of or in connection with that work.

Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in other jurisdictions and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Basis of opinion

We conducted our work in accordance with the Statements of Investment Circular Reporting Standard 1000 (Investment Reporting Standards applicable to all engagements in connection with an investment circular) issued by the Auditing Practices Board in the United Kingdom. We have discussed the Statements together with the relevant bases of belief (including sources of information) with the Directors and with Lazard. Our work did not involve any independent examination of any of the financial or other information underlying the Statements.

We do not express any opinion as to the achievability of the cost savings and benefits identified in the Statements. The Statements are subject to uncertainty as described in Appendix II to the Announcement. Because of the significant changes in the enlarged group’s operations expected to flow from the proposed merger and because the Statements relate to the future, the actual benefits achieved are likely to be different from those anticipated in the Statements and the differences may be material.

Opinion

On the basis of the foregoing, we report that in our opinion the Directors have made the Statements, in the form and context in which they are made, with due care and consideration.

Yours faithfully

Ernst & Young LLP

(b)	From Lazard & Co., Limited

LAZARD & CO., LIMITED 50 Stratton Street, London W1J 8LL

Authorised and regulated by the Financial Services Authority Member of the London Stock Exchange Registered in England no. 162175
The Directors and Executive Officers Kraft Foods Inc. Three Lakes Drive Northfield Illinois 60093 United States of America

7 September 2009

Dear Sirs,

POSSIBLE OFFER FOR CADBURY PLC (“CADBURY”)

We refer to the statement of estimated cost savings, the bases of preparation thereof and the notes thereto (together the “Statements”) made by Kraft Foods Inc. (“Kraft Foods”) set out in this announcement, for which the Directors and Executive Officers of Kraft Foods (the “Directors”) are solely responsible.

We have discussed the Statements (including the assumptions and sources of information referred to therein) with the Directors and those officers and employees of Kraft Foods who developed the underlying plans. The Statements are subject to uncertainty as described in this announcement and our work did not involve an independent examination of any of the financial or other information underlying the Statements.

We have relied upon the accuracy and completeness of all the financial and other information reviewed by us and have assumed such accuracy and completeness for the purposes of rendering this letter. We have also reviewed the work carried out by Ernst & Young LLP and have discussed with them the conclusions stated in their letter of 7 September 2009 addressed to yourselves and ourselves on this matter.

We do not express any opinion as to the achievability of the cost savings identified by the Directors.

This letter is provided pursuant to our engagement letter with Kraft Foods solely to the Directors in connection with Note 8(b) of Rule 19.1 of the City Code on Takeovers and Mergers and for no other purpose. We accept no responsibility to Cadbury or its shareholders or any other person other than the Directors in respect of the contents of, or any matter arising out of or in connection with, this letter.

On the basis of the foregoing, we consider that the Statements by Kraft Foods, for which the Directors are solely responsible, have been made with due care and consideration in the context in which they were made.

Yours faithfully,

Peter Kiernan Managing Director